UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 28, 2016 (June 25, 2016)

WireCo WorldGroup Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-174896	27-0061302
(State of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

2400 West 75th Street, Prairie Village, Kansas 66208
(Address of principal executive offices and zip code)

(816) 270-4700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On June 27, 2016, WireCo WorldGroup Inc. (the “Company”) announced that its ultimate parent company, WireCo WorldGroup (Cayman) Inc. (“WireCo”), has entered into a Stock Subscription Agreement (the ”Subscription Agreement”), dated June 25, 2016, with Onex Wildcat LLC (“Onex”) pursuant to which WireCo agreed to issue and sell to Onex, and Onex agreed to purchase, approximately 5.0 million newly issued ordinary shares, par value $0.01 per share, in exchange for aggregate consideration of approximately $260 million, which will be paid in cash. The purchase price and the aggregate number of shares to be issued to Onex at closing is subject to adjustment in accordance with the terms of the Subscription Agreement based on the amount of indebtedness of WireCo and its subsidiaries, including the Company, as of June 30, 2016, as compared to estimates at signing. Paine & Partners, LLC and affiliates, who acquired WireCo in 2007, will maintain a significant minority stake.
The Subscription Agreement contains representations and warranties of WireCo and Onex which are customary for transactions of this type and which do not survive the closing of the transaction. WireCo has agreed, subject to the terms of the Subscription Agreement, to various customary covenants, including, among others, to operate its business in the ordinary course and substantially in accordance with past practice. Onex has obtained committed financing in connection with the transaction and has agreed, subject to the terms of the Subscription Agreement, to use its reasonable best efforts to obtain such financing on the terms of its commitment letters. The parties have also agreed to use their respective reasonable best efforts to obtain any approvals from governmental authorities necessary for the transaction, including antitrust approvals. It is expected that in connection with the consummation of the transaction, the Company’s existing indebtedness will be repaid, redeemed or discharged.
The issuance of shares under the Subscription Agreement is subject to customary closing conditions, including, among other things, (i) the absence of any law or order that would make WireCo’s issuance or Onex’s purchase of the shares illegal or would otherwise prohibit such issuance, sale or purchase, or would otherwise prohibit the consummation of the transactions; (ii) expiration or termination of applicable waiting periods, or receipt of applicable approvals, under applicable antitrust laws, including European Commission approval and the expiration of waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iii) the availability of the senior debt financing required to consummate the transaction; and (iv) the satisfaction of the conditions to repayment, redemption or discharge of WireCo’s existing financing. The Subscription Agreement contains customary termination rights for both WireCo and Onex, including the right of either party to terminate the Subscription Agreement if the closing shall not have occurred on or before October 31, 2016. A termination fee may be payable by Onex if financing for the transaction cannot be obtained by closing in accordance with the terms of the Subscription Agreement.
In connection with the closing, an affiliate of Onex, WireCo’s existing shareholders and WireCo will enter into a Shareholders’ Agreement (the “Shareholders’ Agreement”), the form of which has been agreed to by the parties. Under the Shareholders’ Agreement, the board of directors of WireCo will consist of nine (9) directors, including five (5) directors designated by Onex, three (3) directors designated by current holders of WireCo’s outstanding share capital and the Chief Executive Officer of WireCo. The Shareholders’ Agreement will contain restrictions on WireCo’s ability to take certain actions without the consent of a majority in interest of the existing shareholders of WireCo. The agreement will also contain certain transfer restrictions, drag along, tag along and right of first offer provisions and preemptive rights. The parties to the Shareholders' Agreement will also enter into a registration rights agreement at closing pursuant to which they will receive certain registration rights, including demand and piggyback rights.

Item 3.02  Unregistered Sales of Equity Securities.

The information included in Item 1.01 to this Current Report on Form 8-K is incorporated herein by reference. The issuance of the shares under the Subscription Agreement will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemptions for a transaction by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act.

Item 8.01  Other Events.

On June 27, 2016, the Company issued a press release announcing the signing of the Subscription Agreement. The press release, filed as Exhibit 99.1 to this Current Report on Form 8-K, is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits

99.1    Press Release dated June 27, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WireCo WorldGroup Inc.
(Registrant)

Dated:	June 28, 2016	By:	/s/ Brian G. Block
Brian G. Block
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release dated June 27, 2016